UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
_______________________________________
FORM 8-K
_______________________________________
CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): March 1, 2018
Cerner Corporation
(Exact Name of Registrant as Specified in Its Charter)

Delaware	0-15386	43-1196944
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2800 Rockcreek Parkway, North Kansas City, Missouri	64117
(Address of Principal Executive Offices)	(Zip Code)
(816) 221-1024
(Registrant’s Telephone Number, Including Area Code)
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (240.12b-2 of this chapter).

Emerging growth company    ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.    ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) Director Retirement, Resignation, Removal or Refusal to Stand for re-Election

On March 1, 2018, William B. Neaves, Ph.D. notified the Board of Directors (the "Board") of Cerner Corporation (the "Company") that he does not intend to stand for re-election to the Board at the Annual Meeting of Shareholders to be held in May 2018 (the "2018 Annual Meeting") and that he will retire effective immediately prior to the 2018 Annual Meeting. Dr. Neaves' decision not to stand for re-election to the Board related solely to his decision to retire and did not involve any disagreement with the Company on any matter relating to its operations, policies or practices.

(e) Entry into a Material Compensatory Plan, Contract or Arrangement as to which our Principal Executive Officer, Principal Financial Officer, or a Named Executive Officer Participates or is a Party

At its meeting on March 1, 2018, the Compensation Committee of the Board adopted the Cerner Corporation 2018 Performance Compensation Plan, effective as of January 1, 2018 (the "Performance Plan"). The Performance Plan is designed to provide a framework under which the Company may grant performance-based compensation under the Company's current and future compensation programs. Under the Performance Plan, the Company may grant awards of incentive compensation that may be paid to a participant upon satisfaction of specified performance goals for a particular performance period. The Performance Plan may be utilized for all forms and types of compensatory arrangements, awards, programs or plans (equity or cash-compensation based) sponsored or maintained by the Company. Eligible participants under the Performance Plan include key associates and executives. The Performance Plan is administered by the Compensation Committee, and such Committee has the full authority to designate the employees who are eligible to participate in the Performance Plan and to establish the performance goals and achievement levels for each participant.

At the same meeting, the Compensation Committee also approved the 2018 Executive Performance Agreement - Section 16 Officer (the "Award Agreement"), which sets forth the terms of any award under the Performance Plan for our Section 16 officers. Under the Award Agreement, the Compensation Committee has discretion to increase or decrease any calculated performance metric payout based on a subjective performance factor rating; provided, however, that in no event may the total performance metric payout exceed 200% of the Section 16 officer's annual target bonus amount.

The foregoing summaries of the Performance Plan and Award Agreement do not purport to be complete and are qualified in their entirety by reference to the full text of the Performance Plan and Award Agreement filed as Exhibits 10.1 and 10.2, respectively, which are incorporated herein by reference.

Item 5.03. Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

(a) Amendment to Bylaws

The Board adopted Amended and Restated Bylaws of Cerner Corporation (the "Bylaws"), effective March 2, 2018, to supersede and replace the existing bylaws of the Company. The Bylaws were amended to, among other things:

•
Amend Section 14 to provide that the number of directors constituting the Board shall be fixed from time to time exclusively by the Board pursuant to a resolution adopted by a majority of the whole Board. This Section previously provided that the total number of directors constituting the Board shall not be less than nine (9) nor more than ten (10), with the then-authorized number of directors to be fixed from time to time by the Board.

•	Update and clarify the roles and responsibilities of our officers to more clearly reflect the leadership structure the Board has established.

•	Add a new Section 43, which clarifies the officers that may vote and take any other action in connection with securities owned by the Company.

•
Add a new Section 44, which clarifies that the Chief Executive Officer, President, Chief Financial Officer and the Secretary have authority to execute contracts on behalf of the Company and to delegate such signatory authority to others.

In addition, the Board ratified its decision from May 2017 to set the size of the Board at nine (9) directors. However, the Board also indicated its current intent to decrease the size of the Board to eight (8) directors immediately prior to the 2018 Annual Meeting upon Dr. Neaves’ retirement.

The foregoing summary of the amendments to the Bylaws (other than certain immaterial technical changes) does not purport to be complete and is qualified in its entirety by reference to the full text of the Bylaws, an unmarked copy of which is filed as Exhibit 3.1 hereto, and a marked copy of which is filed as Exhibit 3.2 hereto (marked against the Company's prior bylaws), which are incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.
d) Exhibits

Exhibit Number	Description

3.1	Amended & Restated Bylaws effective as of March 2, 2018

3.2	Amended & Restated Bylaws, effective as of March 2, 2018, marked to show changes resulting from the amendment and restatement reported in this Current Report on Form 8-K

10.1	Cerner Corporation 2018 Performance Compensation Plan, effective as of January 1, 2018

10.2	2018 Executive Performance Agreement - Section 16 Officer

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CERNER CORPORATION

Date: March 6, 2018	By:	/s/ Randy D. Sims
Randy D. Sims, Senior Vice President,
Chief Legal Officer and Secretary